IGI Laboratories Announces Pricing of $125 Million

of 3.75% Convertible Senior Notes Due 2019

Buena, NJ - (PR NEWSWIRE) IGI Laboratories, Inc. (NYSE MKT: IG; “IGI” or the “Company”) announced today the pricing of its $125 million aggregate principal amount of 3.75% Convertible Senior Notes due 2019 (the “Notes”) in a private placement. The Notes will be offered by the initial purchasers only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). IGI has also granted to the initial purchasers of the Notes a 30-day option to purchase up to an additional $18.75 million aggregate principal amount of the Notes.

The sale of the Notes is expected to settle on December 16, 2014, subject to the satisfaction of customary closing conditions, and is expected to result in approximately $120.5 million net proceeds to IGI, assuming no exercise of the initial purchasers’ option to purchase additional Notes, (or approximately $138.70 million if the initial purchasers exercise their option to purchase additional Notes in full) after deducting fees and the estimated offering expenses payable by IGI. The Notes will be senior unsecured obligations of IGI, and will bear interest at a fixed rate of 3.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2015. The Notes will mature on December 15, 2019, unless earlier converted, repurchased or redeemed.

The Notes will be convertible by the holders beginning on September 15, 2019, or earlier, upon specified events, and upon conversion, the holders will receive, at IGI’s option, shares of IGI’s common stock, cash or a combination thereof. However, if IGI has not received stockholder approvals to increase the number of authorized shares of IGI’s common stock and comply with certain listing standards of the NYSE MKT, IGI would be required to satisfy any conversion obligations solely in cash or, at IGI’s option subject to certain conditions and limitations, in shares of IGI’s common stock.

The Notes will be convertible at an initial conversion price of approximately $11.29 per share, which is equivalent to an initial conversion rate of 88.5716 shares per $1,000 principal amount of Notes, subject to adjustment in certain events, such as distributions of dividends or stock splits. This represents a conversion premium of approximately 27.0% over the closing price of IGI’s common stock of $8.89 per share on December 10, 2014, as reported on the NYSE MKT. Following certain corporate events that occur prior to the maturity date, IGI will increase the conversion rate for a holder who elects to convert the Notes in connection with such a corporate event in certain circumstances. Additionally, subject to certain conditions, the Company may redeem for cash any or all outstanding Notes on or after December 19, 2017 in an amount equal to the outstanding principal amount of such Notes, plus accrued and unpaid interest.

IGI intends to use the net proceeds from the sale of the Notes for general corporate purposes, including, without limitation, capital expenditures and potential future acquisitions and strategic transactions. IGI has no pending agreement or understanding with respect to any such acquisition or transaction.

The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Notes nor any common stock issuable upon conversion of the Notes, if any, have been registered under the Securities Act, applicable state securities laws or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. IGI does not intend to file a registration statement for the resale of the Notes or any common stock issuable upon conversion of the Notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful. Any offers of the securities will be made only by means of a private offering memorandum pursuant to Rule 144A under the Securities Act.

About IGI Laboratories, Inc.

IGI Laboratories is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements about the anticipated closing of the offering and the anticipated use of the proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not we will be able to raise capital through the sale of the Notes, market and other conditions, the satisfaction of customary closing conditions related to the offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the offering, IGI and our business can be found under the heading “Risk Factors” in the filings that we periodically make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

CONTACT:
Jenniffer Collins
IGI Laboratories, Inc.

(856) 697-4379

JennifferCollins@IGIlabs.com

www.igilabs.com